AgFeed Industries, Inc. Announces NYSE Alternext Listing

NEW YORK, March 30, 2010 AgFeed Industries, Inc. (Nasdaq: FEED - News), one of the largest independent hog production and hog nutrient companies in China, today announced admission to the NYSE Alternext.

AgFeed’s admission, the first cross-listing from a U.S. listed company on NYSE Alternext this year, was performed in connection with NYSE Alternext’s rules that enable U.S. listed companies to use their SEC filings to gain access to NYSE Euronext European markets. AgFeed’s NYSE Alternext trading symbol will be ALHOG.

“We are delighted at the success of AgFeed’s listing on NYSE Alternext, which is the first cross-listing from a U.S. listed company on NYSE Alternext this year,” commented Ronald Kent, Group Executive Vice President and Head of International Listings at NYSE Euronext. “NYSE Alternext is a tremendous market for companies like AgFeed which want to benefit from our European reach, attracting more and more investors and thus increasing liquidity level.”

Dr. Songyan Li, AgFeed’s Chairman stated, “As we have grown our business, we have had many inquiries from international investors about our unique approach to and business mission within the multi-billion dollar Chinese hog industry.  We view the EU as a vibrant financial market and our NYSE Alternext listing as an important component of not only building our investor base, but also the third leg of our business, harvesting, as we become a fully integrated hog production company.”

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China. AgFeed has two profitable business lines — animal nutrients in premix, concentrates and complete feeds and hog production. AgFeed is one of China's largest commercial hog producers in terms of total annual hog production as well as one of its largest hog nutrition companies in terms of revenues. China is the world's largest hog producing country that produced over 645 million hogs in 2009, compared to approximately 100 million hogs produced annually in the U.S. China also has the world's largest consumer base for pork consumption. Over 62% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The feed markets in which AgFeed operates represent a $20 billion segment of China's $58 billion per year animal feed market.

SAFE HARBOR DISCLOSURE NOTICE

This press release may contain forward-looking information about the Company. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. For a list of factors that could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Cautionary Statement for Forward-Looking Statements,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. The information contained in this press release is made as of the date of the press release, even if subsequently made available by the Company on its website or otherwise.

Contact:  Investor Relations: AgFeed Industries, Inc.     Tel: (917) 804-3584     Email: ir@agfeedinc.com

The Company's policy is to handle all questions by email to ir@agfeedinc.com and they will be answered as soon as possible.